Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 3, 2016
NW Natural Reports Results for the
Quarter Ended March 31, 2016
___________________________________________________

•	Consolidated earnings were $1.33 per share on net income of $36.6 million for the first quarter of 2016, compared to $1.04 per share and $28.5 million for 2015.

•
First quarter results included a regulatory disallowance for past environmental costs of $3.3 million pre-tax, or $0.07 per share after tax, in 2016 and $15.0 million pre-tax, or $0.33 per share after tax, in 2015.

•	Excluding these environmental charges(2), first quarter 2016 net income was $38.6 million or $1.40 per share, compared to $37.6 million or $1.37 per share for 2015.

•	Utility margin increased $6.1 million with the addition of over 10,000 utility customers during the past 12 months, reflecting an annual customer growth rate of 1.5% at March 31, 2016.

•
NW Natural collected $5 million of revenues through the environmental recovery mechanism from customers in 2016 and resolved implementation items for the mechanism with the Public Utility Commission of Oregon's (OPUC) January 2016 Order (2016 Order).

•
The North Mist gas storage expansion project continued moving forward toward a notice to proceed from the project customer later in 2016. In April, the Oregon Energy Facilities Siting Council approved NW Natural's application for an amendment to the Mist site certificate and NW Natural continued the rebidding process for the engineering procurement and construction (EPC) contract.

•
The Company reaffirmed earnings guidance for 2016, which is expected to range from $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million, or $0.07 per share after-tax(1), related to the final environmental implementation order received in January 2016 as described below.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share of $1.33 on net income of $36.6 million for the first quarter of 2016, compared to $1.04 per share on net income of $28.5 million for 2015. Results for both quarters were affected by non-cash charges related to the Company's environmental regulatory proceeding, which was resolved in January 2016. The first quarter of 2016 included a $3.3 million pre-tax, or $0.07 per share after-tax disallowance, from the OPUC's 2016 Order, which related to the Company's compliance filing under the environmental mechanism. The first quarter of 2015 included a $15 million pre-tax charge or $0.33 per share after-tax disallowance from the February 2015 OPUC Order (2015 Order) in the environmental docket. As adjusted to exclude these charges(2), consolidated net income was $38.6 million, or $1.40 per share for the first quarter of 2016, compared to $1.37 per share on net income of $37.6 million for 2015.

"The core utility continued to post strong margins and customer growth," said Gregg Kantor, CEO. "In addition, during the year we accomplished two key objectives: the implementation of the environmental recovery mechanism including the collection of costs under the mechanism and obtained a critical permit for our North Mist gas storage expansion project."

__________________________________
(1)Earnings per share (EPS) calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.
(2) See reconciliation of non-GAAP measures in Consolidated Results section below.

First Quarter Results
Consolidated Results
For the quarter ended March 31, 2016, NW Natural earnings were $1.33 per share on net income of $36.6 million, compared to 2015 results of $1.04 per share on net income of $28.5 million. The increase was primarily due to the non-cash charges related to the environmental regulatory proceeding previously mentioned. Excluding these charges, net income increased by $1.1 million primarily from $6.1 million of higher utility margin attributable to customer growth and gains from gas cost sharing, offset by a $4.6 million decrease in other income related to the recognition of $5.3 million of equity earnings on deferred regulatory asset balances as a result of the 2015 Order in the first quarter of 2015.

The first quarter results are summarized in the table below:

	Three Months Ended March 31,
	2016		2015
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income:
Utility segment	$35,852	$1.30	$28,335	$1.04	$7,517
Gas storage segment	736	0.03	114	—	622
Other	53	—	37	—	16
Consolidated net income	$36,641	$1.33	$28,486	$1.04	$8,155
Adjustments:
Regulatory environmental disallowance, net of taxes ($1,304 and $5,925)(1)	1,996	0.07	9,075	0.33	(7,079)
Adjusted consolidated net income(1)	$38,637	$1.40	$37,561	$1.37	$1,076
Utility margin	$136,664		$130,601		$6,063
Gas storage operating revenues	5,369		5,303		66
(1) Regulatory environmental disallowance of $3.3 million in 2016 is recorded in utility other income and expense, net ($2.8 million) and utility operations and maintenance expense ($0.5 million). Regulatory environmental disallowance of $15.0 million in 2015 is recorded in utility operations and maintenance expense. Adjusted EPS and net income are non-GAAP financial measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.6 million and 27.4 million diluted shares for the quarters ended March 31, 2016 and 2015, respectively.

Utility Results
For the first quarter ended March 31, 2016, utility operations contributed $1.30 per share on net income of $35.9 million, compared to $1.04 per share on net income of $28.3 million for 2015. The primary factors contributing to the $7.5 million or $0.26 per share increase in utility net income were as follows:

•	a $6.1 million increase in utility margin due to customer growth and an increase in gas cost incentive sharing gains;

•	a $14.7 million decrease in operations and maintenance expense due to the $15 million regulatory disallowance charge taken in the first quarter of 2015; and

•
a $7.8 million decrease in other income due to a $2.8 million interest write-off as a result of the 2016 Order and the recognition of $5.3 million of equity earnings on deferred regulatory asset balances in 2015 as a result of the 2015 Order previously mentioned.

Customer Growth. NW Natural achieved a customer growth rate for the trailing 12-month period ended March 31, 2016 of 1.5%, with the Company serving over 718,000 customers at quarter end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Three Months Ended March 31,
			Favorable/(Unfavorable)
(Dollars and therms in thousands)	2016	2015	Change	% Change
Gas sales and transportation deliveries	372,549	329,977	42,572	13%
Weather (in heating degree days)	1,585	1,481	104	7
Utility operating revenues	$250,104	$256,306	$(6,202)	(2)
Less: Cost of gas	108,411	125,705	17,294	14
Environmental remediation expense	5,029	—	(5,029)	—
Utility margin(1)	$136,664	$130,601	$6,063	5%
(1) In November 2015 the Company began collecting revenues from customers through the SRRM. These collections are included in utility operating revenues and are offset by the amortization of environmental liabilities presented in the environmental remediation expense line in the operating expense section of the income statement. Utility margin provides a key metric in assessing the performance of the utility segment.

The increase in deliveries for the first quarter of 2016 compared to 2015 was mainly due to higher residential and commercial volumes reflecting weather that was 7% colder than a year ago, although weather was 15% warmer than average, and the region experienced exceptionally warm weather during the quarter for the second year in a row. The impact of weather on utility margin is substantially mitigated by the Company's Weather Normalization Mechanism. Therefore despite the warm weather, utility margin increased $6.1 million primarily due to the following:

•	a $3.4 million increase from customer growth, additional loads from commercial customers on higher rate schedules, and increased rate-base from certain investments; and

•	a $2.4 million increase in gains from the gas cost incentive sharing mechanism as a result of lower gas prices than those estimated in the Purchased Gas Adjustment (PGA).

Environmental Site Remediation and Recovery Mechanism (SRRM). Under the environmental recovery mechanism, the Company has the ability to recover past deferred and future prudently incurred environmental remediation costs allocable to Oregon, subject to an earnings test. As part of the implementation of the mechanism, the OPUC issued the 2015 Order requiring NW Natural to forego collection of $15 million of approximately $95 million in total environmental remediation expenses deferred through 2012. As a result, the Company recognized a non-cash $9.1 million after-tax charge in operations and maintenance expense in the first quarter of 2015. Also, as a result of the 2015 Order, the Company recognized $5.3 million pre-tax of interest income related to the equity earnings on deferred environmental expenses.

During 2015, the Company continued to work with the OPUC on a number of outstanding implementation items related to the mechanism, and in January 2016 the OPUC issued the 2016 Order resolving the open matters in the docket. The 2016 Order confirmed recovery of environmental costs allocable to Oregon under the mechanism, established an Oregon allocation factor of 96.68%, and disallowed deferred costs related to the previous charge of $15 million. As a result of the 2016 Order, the Company recognized a non-cash $3.3 million pre-tax charge, or $2.0 million after-tax, of which the majority is reflected in other income and expense.
Gas Storage Results
For the quarter ended March 31, 2016, the Company's gas storage segment reported net income of $0.7 million or $0.03 per share, compared to net income of $0.1 million for 2015. The first quarter of 2016 results reflected stable storage segment revenues as well as lower operating costs and interest expense at the Gill Ranch facility.

Consolidated Operations
Operations and Maintenance Expense. Consolidated operations and maintenance expense for the quarter ended March 31, 2016 was $38.9 million, compared to $54.1 million for 2015. The $15.2 million decrease was primarily due to the $15 million pre-tax charge associated with the 2015 Order on the recovery of past environmental cost deferrals taken during the first quarter of 2015.

Other Income and Expense, Net. Other expense was $2.3 million for the first quarter of 2016, compared to other income of $5.1 million for the same period in 2015. The $7.4 million year-over-year decrease was primarily due to the recognition of $5.3 million of equity earnings from deferred environmental expenses in the first quarter of 2015. The Company recognized the equity earnings of these deferred regulatory asset balances as a result of the 2015 Order. In addition, the 2016 Order resulted in a write-off of $2.8 million of interest in the current quarter.

Cash Flows
Cash provided by operations was $146.1 million for the first quarter of 2016, compared to $118.2 million for 2015. The main factors contributing to the $27.9 million increase were an increase in net income of $8.2 million; an increase of $17.4 million in net deferred tax liabilities from the enactment of bonus depreciation; and $5.0 million from collections under the environmental recovery mechanism.

2016 Earnings Guidance
The Company reaffirmed earnings guidance today in the range of $1.98 to $2.18 per share or $2.05 to $2.25 per share adjusted to exclude the effects of the pre-tax charge of $3.3 million or $0.07 per share after-tax(1), related to the 2016 Order. The Company’s 2016 earnings guidance assumes customer growth from the utility segment, average weather conditions, sustainable operations and maintenance expense levels and normal inflationary increases, slow recovery of the gas storage market, the impact of the five-year extension of bonus depreciation resulting from the enactment of the Federal Protecting Americans From Tax Hikes Act of 2016, and no significant changes in prevailing legislative and regulatory policies, mechanisms, or outcomes.

(1)EPS calculation based on average diluted shares outstanding of 27.6 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.75 cents per share on the Company’s common stock. The dividends will be paid on May 13, 2016 to shareholders of record on April 29, 2016. The Company’s indicated annual dividend rate is $1.87 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory charges related to the Orders implementing the SRRM in 2015 and 2016, which are non-GAAP financial measures. The Company presents net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, the Company believes the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze its financial performance because it believes they provide useful information to its investors and creditors in evaluating its financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 3, 2016 to review the Company's financial and operating results for the first quarter ended March 31, 2016.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code 10083970. To hear the replay from Canada, please dial 1-855-669-9658 and from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather and its impacts, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, operation and maintenance expense, capital expenditures, free cash flow levels, revenues and earnings and the timing thereof, dividends, effects of regulatory disallowance, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 718,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.0 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at nwnatural.com.

# # #
Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: melissa.moore@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
First Quarter - 2016

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2016	2015	Change	2016	2015	Change
Operating revenues	$255,529	$261,665	(2)%	$717,655	$722,316	(1)%

Operating expenses:
Cost of gas	108,411	125,705	(14)	310,011	335,994	(8)
Operations and maintenance	38,939	54,116	(28)	142,344	155,712	(9)
Environmental remediation	5,029	—	-	8,542	—	-
General taxes	8,684	8,732	(1)	30,233	29,957	1
Depreciation and amortization	20,394	20,111	1	81,206	79,715	2
Total operating expenses	181,457	208,664	(13)	572,336	601,378	(5)
Income from operations	74,072	53,001	40	145,319	120,938	20
Other income and expense, net	(2,309)	5,049	-	389	5,599	-
Interest expense, net	9,736	10,481	(7)	41,794	43,502	(4)
Income before income taxes	62,027	47,569	30	103,914	83,035	25
Income tax expense	25,386	19,083	33	42,056	33,741	25
Net income	$36,641	$28,486	29	$61,858	$49,294	25

Common shares outstanding:
Average diluted for period	27,560	27,369		27,453	27,270
End of period	27,493	27,332		27,493	27,332

Per share information:
Diluted earnings per share	$1.33	$1.04		$2.25	$1.81
Dividends declared per share of common stock	0.4675	0.465		1.87	1.85
Book value per share, end of period	29.35	28.72		29.35	28.72
Market closing price, end of period	53.85	47.95		53.85	47.95

Capital structure, end of period:
Common stock equity	51.5%	49.2%		51.5%	49.2%
Long-term debt	36.4	38.5		36.4	38.5
Short-term debt (including amounts due in one year)	12.1	12.3		12.1	12.3
Total	100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	718,009	707,472	1.5%	718,009	707,472	1.5%
Utility volumes - therms:
Residential and commercial sales	242,874	206,817		606,785	553,564
Industrial sales and transportation	129,675	123,160		464,399	463,186
Total utility volumes sold and delivered	372,549	329,977		1,071,184	1,016,750
Utility operating revenues:
Residential and commercial sales	$237,672	$240,912		$641,595	$643,350
Industrial sales and transportation	17,664	20,526		68,633	73,006
Other revenues	1,411	1,406		3,919	3,912
Less: Revenue taxes	6,643	6,538		18,139	17,879
Total utility operating revenues	250,104	256,306		696,008	702,389
Less: Cost of gas	108,411	125,705		310,011	335,994
Environmental remediation expense	5,029	—		8,542	—
Utility margin, net	$136,664	$130,601		$377,455	$366,395
Degree days:
Average (25-year average)	1,871	1,855		4,240	4,240
Actual	1,585	1,481	7%	3,562	3,383	5%
Percent colder (warmer) than average weather	(15)%	(20)%		(16)%	(20)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	March 31,	March 31,
In thousands	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$4,321	$5,218
Accounts receivable	69,066	68,531
Accrued unbilled revenue	36,393	30,076
Allowance for uncollectible accounts	(1,376)	(1,363)
Regulatory assets	61,524	67,702
Derivative instruments	1,960	658
Inventories	60,581	69,289
Gas reserves	16,420	19,112
Income taxes receivable	—	2,000
Deferred tax assets	—	13,491
Other current taxes	23,311	15,921
Total current assets	272,200	290,635
Non-current assets:
Property, plant, and equipment	3,115,854	3,017,754
Less: Accumulated depreciation	919,187	883,254
Total property, plant, and equipment, net	2,196,667	2,134,500
Gas reserves	111,145	125,187
Regulatory assets	351,390	348,421
Derivative instruments	452	117
Other investments	67,490	68,614
Restricted cash	—	3,000
Other non-current assets	2,689	3,638
Total non-current assets	2,729,833	2,683,477
Total assets	$3,002,033	$2,974,112
Liabilities and equity:
Current liabilities:
Short-term debt	$164,900	$156,200
Current maturities of long-term debt	24,980	39,994
Accounts payable	57,407	62,904
Taxes accrued	10,256	17,755
Interest accrued	9,671	10,427
Regulatory liabilities	35,596	24,263
Derivative instruments	17,313	23,242
Other current liabilities	42,100	35,950
Total current liabilities	362,223	370,735
Long-term debt	569,745	613,417
Deferred credits and other non-current liabilities:
Deferred tax liabilities	550,731	523,929
Regulatory liabilities	346,761	326,424
Pension and other postretirement benefit liabilities	221,291	235,516
Derivative instruments	1,237	1,117
Other non-current liabilities	143,090	118,059
Total deferred credits and other non-current liabilities	1,263,110	1,205,045
Equity:
Common stock	385,232	376,656
Retained earnings	428,691	418,003
Accumulated other comprehensive loss	(6,968)	(9,744)
Total equity	806,955	784,915
Total liabilities and equity	$3,002,033	$2,974,112

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2016	2015
Operating activities:
Net income	$36,641	$28,486
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,394	20,111
Regulatory amortization of gas reserves	4,075	5,255
Deferred tax liabilities, net	23,353	5,918
Qualified defined benefit pension plan expense	1,311	1,509
Contributions to qualified defined benefit pension plans	(2,900)	(2,630)
Deferred environmental (expenditures) recoveries, net	(2,665)	(3,315)
Regulatory disallowance of prior environmental cost deferrals	3,273	15,000
Interest expense (income) on deferred environmental expenses	—	(5,322)
Amortization of environmental remediation	5,029	—
Other	1,169	900
Changes in assets and liabilities:
Receivables	22,242	29,193
Inventories	10,115	8,543
Taxes accrued	7,729	6,724
Accounts payable	(14,537)	(26,550)
Interest accrued	3,798	4,348
Deferred gas costs	8,519	13,074
Other, net	18,592	17,005
Cash provided by operating activities	146,138	118,249
Investing activities:
Capital expenditures	(30,054)	(27,135)
Other	24	(1,811)
Cash used in investing activities	(30,030)	(28,946)
Financing activities:
Common stock issued, net	1,999	700
Change in short-term debt	(105,135)	(78,500)
Cash dividend payments on common stock	(12,823)	(12,688)
Other	(39)	(3,131)
Cash used in financing activities	(115,998)	(93,619)
Increase (decrease) in cash and cash equivalents	110	(4,316)
Cash and cash equivalents, beginning of period	4,211	9,534
Cash and cash equivalents, end of period	$4,321	$5,218

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$5,232	$5,399
Income taxes paid	(7,900)	—